EXCLUSIVE AGENCY AGREEMENT

This Exclusive Agency Agreement is made and entered into this 1 SEPT 2013 by and between New Media Insight Group, Inc., with its principal place of business located at 28202 N 58th Street, Cave Creek, AZ, 85331, USA (the "Agent") and Paywith Worldwide Inc with its principal place of business located at 590-1122 Mainland Street, Vancouver BC Canada (the "Company") (hereinafter referred to individually as a "Party" and collectively as "the Parties").

WHEREAS, Company is in the business of developing and operating an internet-based marketing platform and service;

WHEREAS, Agent is in the business of managing the online and mobile marketing campaigns for Merchants and wishes to market and promote certain Company products in the following US States: Arizona, Colorado, Nevada, Oregon, Utah and Washington;

WHEREAS, Company wishes to appoint Agent as its agent to market and promote the Platform subject to the terms of this Agreement;

NOW, THEREFORE, the Parties hereby agree as follows:

1. **Definitions.**

In this Agreement, the following terms shall have the following respective meanings:

"Agent's Merchant" means a Merchant for which the Agent procured the original Merchant Agreement as evidenced by the Sales Agent Identifier on the Merchant record on the Platform and the Merchant's acceptance of the Merchant Terms and Conditions on the Platform.

"Agreement" means this Exclusive Agency Agreement.

"Confidential Information" means any and all information that is disclosed by one Party to the other Party and that relates to a Party's business or the Parties' business relationship hereunder, including, but not limited to, information concerning finances, products, services, customers and suppliers. Any Confidential Information disclosed in tangible form shall be marked as "CONFIDENTIAL" or "PROPRIETARY" or by a similar legend by the disclosing Party prior to disclosure. Any Confidential Information disclosed orally or visually shall be identified as such prior to, concurrent with or following disclosure and summarized in writing by the disclosing Party to the receiving Party within thirty (30) calendar days of the disclosure. Confidential Information shall not include information which (i) is in or comes into the public domain without breach of this Agreement by the receiving Party; (ii) was in the possession of the receiving Party prior to receipt from the disclosing Party and was not acquired by the receiving Party from the disclosing Party under an obligation of confidentiality or non-use; (iii) is acquired by the receiving Party from a third party not under an obligation of confidentiality or non-use to the disclosing Party; or (iv) is independently developed by the receiving Party without use of any Confidential Information of the disclosing Party.

"Effective Date" means the date first written above.

"Gross Transaction Value" means the value transacted using Company's credit card by a consumer using the Platform at Merchants for which the Agent procured the Merchant Agreement.

"Marketer" means any organization which has agreed to Company's Terms and Conditions for Marketers and which markets their own branded rewards card on the Platform to consumers.

"Marketer Commission" means the commission owing to a Marketer under their agreement with Company relating to consumer transactions using the Marketer's own branded rewards card.

"Merchant" means a business entity which:

- sells products or services to consumers, and
- can process MasterCard™ credit cards.

"Merchant Agreement" means the Merchant Terms and Conditions as presented on the Company website (www.paywith.com/merchant/Ts&Cs).

"Merchant Service Fee" means the fee charged by Company to the Merchant as a percentage of the Gross Transaction Value.

"Net Transaction Value" means the Merchant Service Fee minus:

- The Paywith Processing Fee, and
- The Marketer Commission.

"Paywith Processing Fee" means 3.9% of the Gross Transaction Value

"Platform" means the computer system developed and operated by the Company which is designed as a marketing, communications and payment system for Merchants and as a payment and rewards system for consumers.

"Term" means the period commencing on the Effective Date and terminating as set forth in Section 11 hereof.

"Sales Agent Identifier" means the data element on the Platform which is automatically populated by the system based on the log-on ID and credentials of the Platform user who created the Merchant database record.

"Territory" means the following US States: Arizona, Colorado, Nevada, Oregon, Utah and Washington.

"Trademarks" means all trademarks, service marks, logos, brand names, trade names, domain names and/or slogans used by Company in connection with the Platform from time to time (whether registered or unregistered).

2. Grant of Right

(a) Appointment. Subject to the terms and conditions of this Agreement, Company hereby appoints the Agent as its exclusive Agent to market and promote the Platform and to procure Agent's Merchants in the Territory. Agent hereby accepts such appointment and agrees not to use a third party to perform its obligations pursuant to this Agreement without the prior written consent of Company. It is expressly agreed that the Agent has no authority to enter into agreements or make any commitments on the Company's behalf.

(b) Restrictions on Company's Activities. Company shall not, and shall procure an undertaking from its agents or other intermediaries for territories other than the Territory that they will not: i) engage in any promotional activities relating to the Platform directed primarily

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to Merchants in the Territory or (ii) solicit a Merchant Agreement from any prospective Merchant located in the Territory.

(c) Reservation of Rights by Company. Company reserves the right to take the following actions at any time upon fourteen (14) calendar days prior written notice to Agent without liability: (i) to amend the scope and functionality of the Platform, (ii) to modify the design of or upgrade the Platform or any part of the Platform, (iii) to sell the Platform exclusively, on a direct or indirect basis, to certain types of Merchants or specific accounts in the Territory and (iv) to revoke the exclusivity of the rights as expressed in 2(a) and 2(b) herein and appoint other agents, including the Company, to market and promote the Platform and to procure Merchants in the Territory if the targets set out in 3(i) are not achieved by the Agent.

3. Trademarks

(a) Ownership. The Agent acknowledges Company's exclusive ownership of the Trademarks and acquires no right, title or interest in or to the Trademarks hereunder. Any and all goodwill associated with the Trademarks will inure exclusively to the benefit of Company. During the Term, the Agent shall not attempt to register any of the Trademarks or any trademarks, service marks, logos, brand names, trade names, domain names and/or slogans confusingly similar to the Trademarks. The Agent shall execute such documents and do all such acts and things as may be necessary in Company's reasonable opinion to establish Company's ownership of any rights in and to the Trademarks, at Company's expense.

(b) Grant of Rights. Company hereby grants to the Agent for the Term, and subject to the terms and conditions herein, a non-exclusive, non-transferable, revocable right to use the Trademarks in connection with the marketing and promotion of the Platform in the Territory in accordance with the terms and conditions of this Agreement and any guidelines issued by Company from time to time. During the Term, Agent shall have the right to indicate to the public that it is an authorized Agent of the Platform.

4. Agent's Obligations.

In addition to such other duties and obligations as are set forth in this Agreement, the Agent shall:

(a) Diligently market and promote the Platform, and solicit Merchant Agreements, within the Territory;

(b) Maintain in the Territory an office and an adequately trained sales force knowledgeable of the Platform;

(c) Develop promotional materials for the Platform appropriate for use in the Territory, including modification of the Company's promotional materials, subject to the Company's advance approval of such materials;

(d) Participate in trade shows and exhibitions in the Territory where such participation will promote the Platform;

(e) Assist the Company in providing support services to customers of the Platform in the Territory;

(f) Fully and promptly answer all communications from the Company and its customers in the Territory;

(g) Render such assistance as the Company may reasonably request with respect to credit and collection matters;

(h) Prepare and maintain, and submit to the Company on a timely basis, all documentation and reports reasonably required from time to time to be prepared, maintained or submitted, including but not limited to, the following: (i) a database of information on current and prospective Merchants, which database shall at all times be the property of the Company, (ii) a quarterly report concerning current and prospective Merchants, actual or pending Merchant Agreements, competitive products, trade conditions within the Territory and related matters, (iii) a quarterly marketing plan, and (iv) a written forecast of the number of Merchant Agreements expected to be signed in the following three (3) month period, which forecast shall be submitted to the Company prior to the beginning of each calendar quarter.
All documentation and reports shall comply with any guidelines issued by the Company from time to time.

(i) Achieve the following targets within the Territory:

Target date	Number of signed Merchant Agreements
6 months after Effective Date	500
12 months after Effective Date	2,000
18 months after Effective Date	10,000

The Company will establish targets for each six-month period thereafter. The Agent will be advised of these targets thirty (30) days before the commencement of each six-month period.

(j) Sign a separate agreement with any Merchant for whom the Agent agrees to provide products or services outside those provided and supported by the Platform or the Company ("Additional Services"), such agreement to provide Company with indemnification against all claims by Merchants relating to the Additional Services.

(k) Adhere to Company's standard pricing and commercial terms as reflected in Company's website (www.paywith.com) in discussions and agreements with Merchants.

5. Company's Obligations.
In addition to such other duties and obligations as are set forth in this Agreement, the Company shall:

(a) Assist the Agent by providing an adequate supply of Product information materials, catalogues and other promotional literature at no charge to the Agent;

(b) Provide to the Agent a demonstration environment for the Platform, which demonstration environment shall at all times be the property of the Company;

(c) Provide Product training and field sales support to the Agent's sales force, with the frequency and content of the training to be determined by Company;

(d) Advise the Agent promptly of any direct contact between the Company and prospective Merchants in the Territory in order that the Agent may procure the Merchant Agreement. If the Agent does not procure the Merchant Agreement within thirty (30) days of first contact, the Company may procure the Merchant Agreement directly in which case the Merchant will not be deemed an Agent's Merchant.

(e) Provide a Merchant Onboarding Package including:
- an internet-based application to capture Merchant details such as address, email address, contact name, phone number;
- a facility to create or otherwise access a one-time-use virtual MasterCard for processing using a prospective Merchant's terminal in order to identify the terminal ID;

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- a facility to capture a prospective Merchant's logo;
- a facility to email a prospective Merchant with an embedded link to the online Merchant Terms and Conditions for their consideration and acceptance;
- a physical package of materials including instruction cards, standardized printable marketing materials and decals.

(f) Accept Merchant Agreements and activate Merchant accounts or reject Merchant Agreements within two (2) days of Merchant acceptance of the Merchant Terms and Conditions. The Company shall send the Agent a copy of all acceptances or rejections sent by it to Merchants with respect to Merchant Agreements procured by the Agent.

(g) Bear primary responsibility for collection of all Merchant payments.

(h) De-activate Merchant accounts at Company's sole discretion.

(i) Invoice all Merchants directly, and all payments due from Merchants shall be made directly to the Company. In the event payment is made by any Merchant to the Agent, the Agent shall immediately forward such payment to the Company.

6. Agent Commissions

(a) The Company shall pay to the Agent, as compensation for its services during the Term, a commission of 25% of the Net Transaction Value of transactions at Agent's Merchants. Payment of commission shall be made by the Company to the Agent on or before the fifteenth day of the month following the calendar month of receipt by Company of payment from the Agent's Merchant. At the time of payment of commission, the Company shall furnish the Agent with an itemized statement setting forth the computation of commissions.

(b) In the event of termination of this Agreement for any reason, the Company shall be obligated to pay commissions only with respect to consumer transactions at Agent's Merchants prior to termination of this Agreement and subsequently accepted by the Company.

(c) Notwithstanding anything to the contrary set forth above, there shall be deducted from any commissions due the Agent an amount equal to: (i) commissions previously paid or credited to the Agent for consumer transactions which result in a chargeback against the Company's credit card; and (ii) the applicable portion of commissions previously paid or credited to the Agent to which any allowance or adjustment is credited to the Merchant for any reason.

7. Appointment Fees

Agent will pay Company the following appointment fees to commence the agreement:

Date	Fee
June, 2013	$100,000
July, 2013	$50,000

8. Non-Competition.

During the Term and for a period of one (1) year after voluntary termination of the Agreement by the Agent or termination by the Company pursuant to Section 11(c) hereof, the Agent shall not, directly or indirectly, market, sell or promote the sale of, or otherwise commercially deal in or with, any products or services within the Territory that will then be in competition with the Platform.

9. Confidentiality

(a) Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed to in advance, in writing, by the disclosing Party or except as expressly permitted by this Agreement, the receiving Party will not, except as required by law or court order, use Confidential Information of the disclosing Party or disclose it to any third party for the Term and for a period of three (3) years thereafter. The receiving Party may disclose Confidential Information of the disclosing Party only to those of its employees or contractors who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee or contractor, such employee or contractor shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, the receiving Party shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees or contractors. The receiving Party shall use the same degree of care to avoid disclosure of the disclosing Party's Confidential Information as the receiving Party employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

(b) Return of Confidential Information. Upon the termination or expiration of this Agreement for any reason, or upon the disclosing Party's earlier request, the receiving Party will deliver to the disclosing Party all of the disclosing Party's property or Confidential Information in tangible form that the receiving Party may have in its possession or control. The receiving Party may retain one copy of the Confidential Information in its legal files.

10. Infringement of Intellectual Property Rights.

The Agent agrees that if it is notified or otherwise obtains knowledge of any actual or alleged infringement of the Trademarks or any other intellectual property rights of Company by a third party in the Territory, the Agent will promptly notify the Company. No legal proceedings shall be instituted by the Agent against any third party in respect of any such actual or alleged infringement without the prior written consent of Company. Agent shall cooperate fully with Company in any legal proceedings instituted by Company, at Company's expense.

11. Term and Termination

(a) Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated pursuant to Section 11(b) or 11(c) hereof, continue for a term of one (1) year following the Effective Date (the "Initial Term"). Upon expiration of the Initial Term and each Renewal Term thereafter, this Agreement will be automatically renewed for an additional one (1) year term (the "Renewal Term") unless terminated by either Party upon sixty (60) calendar days written notice to the other Party prior to the expiration of the Initial Term or any Renewal Term.

(b) Termination Without Cause. After the third year of this Agreement, this Agreement may be terminated by Company at any time for any reason by giving sixty (60) calendar days written notice of such termination to the Agent. Agent may terminate this Agreement at any time for any reason by giving sixty (60) calendar days written notice of such termination to the Company.

(c) Termination for Material Breach. This Agreement may be terminated by either Party by giving seven (7) calendar days written notice of such termination to the other Party in the event of a material breach by the other Party. "Material breach" shall include: (i) any violation of the terms of Sections 2 (b), 3, 8, 10 or 15, (ii) any other breach that a Party has failed to cure within sixty (60) calendar days after receipt of written notice by the other Party, (iii) any activity or assistance by Agent of challenging the validity or ownership of the Trademarks or any other intellectual property rights of Company, (iv) an act of gross negligence or willful misconduct of a Party, or (v) the insolvency, liquidation or bankruptcy of a Party.

(d) Effect of Termination. Upon termination of this Agreement, the Agent shall cease all marketing and promotion of, and the solicitation of Merchant Agreements and promptly return to the Company all promotional literature and other similar materials or effects which the Company may have furnished to the Agent in connection with its activities hereunder. Upon any termination of this Agreement, the Company shall not be liable to the Agent for loss of future commissions, goodwill, investments, advertising or promotional costs or like expenses.

12. Force Majeure.

Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the Parties' respective obligations hereunder shall resume. In the event the interruption of the excused Party's obligations continues for a period in excess of sixty (60) calendar days, either Party shall have the right to terminate this Agreement upon thirty (30) calendar days' prior written notice to the other Party.

13. Limitation of Liability.

Except for violations of Section 3, 7 or 8, neither Party shall be liable to the other Party for any special, incidental, consequential, indirect or punitive damages (including loss of (anticipated) profits) arising in any way out of this Agreement, however caused and on any theory of liability.

14. Independent Contractors.

It is understood that both Parties hereto are independent contractors and engage in the operation of their own respective businesses. Neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

15. Non-Publicity.

Each of Company and Agent agree not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information, (ii) as required by law or court order, (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, (iv) as may be required in connection with the enforcement of this Agreement or (v) to investors or prospective investors in either Party to the extent required for their due diligence.

16. Assignment.

Neither Party may without written approval of the other assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party except that a Party may assign its rights or obligations to a third party in connection with the merger, reorganization or acquisition of stock or assets affecting all or substantially all of the properties or assets of the assigning Party.

17. Injunctive Relief.

Each of Company and Agent acknowledge that a violation of Sections 3, 8 or 9 would cause immediate and irreparable harm for which money damages would be inadequate. Therefore, the harmed Party will be entitled to injunctive relief for the other Party's breach of any of its

obligations under the said Sections without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation, but shall be in addition to all other remedies available at law or in equity.

18. Governing Law and Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the laws of Delaware, USA, without giving effect to any choice of law or conflict of law provisions. The Parties consent to the exclusive jurisdiction and venue in the courts of Delaware.

19. General.

This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. In the event of any discrepancy between the provisions of the Exclusive Agency Agreement and the provisions of Exhibit A or Exhibit B, the terms and conditions of the Exclusive Agency Agreement shall prevail. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

20. Survival of Provisions.

The following provision of this Agreement shall survive the termination of this Agreement: Sections 6(b), 8, 9, 11(d), 15 and 20 and all other provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of
Paywith Wordwide Inc.

By:

Name: DON KINKWOOD
Title: C.O.O.

Signed for and on behalf of
New Media Inc.

By:

Name: Michael Palethorpe
Title: CEO